Exhibit 3.1

Step 1C

COMPANIES ACTS, 1963 TO 2009

COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

AZUR PHARMA PUBLIC LIMITED COMPANY

(Amended by Special Resolution on              2011)

INCORPORATED: 15th MARCH 2005

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COMPANIES ACTS, 1963 to 2009

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

AZUR PHARMA PUBLIC LIMITED COMPANY

1.	The name of the Company is: AZUR PHARMA PUBLIC LIMITED COMPANY.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

(a)

To invest in pharmaceutical and related assets, including, amongst other items, investments in pharmaceutical companies, products, businesses, divisions, technologies, devices, sales force and other marketing capabilities, development projects and related activities, licences, intellectual and similar property rights, premises and equipment, royalty rights and all other assets needed to operate a pharmaceuticals business;

(b)

To invest (including long-term investments in, and acquisitions of, the shares of pharmaceutical companies) any monies of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(c)

To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building proposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(d)

To acquire and hold shares and stocks of any class or description, debentures, debenture stock, bonds, bills, mortgages, obligations, investments and securities of all descriptions and of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wheresoever constituted or carrying on business or issued or guaranteed by any government, state, dominion, colony, sovereign ruler, commissioners, trust, public; municipal, local or other authority or body of whatsoever nature and wheresoever situated and investments, securities and property of all descriptions and of any kind, including real and chattel real estates, mortgages, reversions, assurance policies, contingencies and choses in action.

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(e)	To purchase for investment only property of any tenure and any interest therein, and to make advances upon the security of land or other similar property or any interest therein.

(f)

To acquire by purchase, exchange, lease, fee farm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest, whether immediate or reversionary and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or encumbrances, and to hold, farm, work and manage and to let, sublet, mortgage or charge land and buildings of any kind, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject or not to any mortgage, charge, ground rent or other rents or encumbrances.

(g)	To erect or secure the erection of buildings of any kind with a view of occupying or letting them and to enter into any contracts or leases and to grant any licences necessary to effect the same.

(h)

To maintain and improve any lands, tenements or hereditaments acquired by the Company or in which the Company is interested, in particular by decorating, maintaining, furnishing, fitting up and improving houses, shops, flats, maisonettes and other buildings and to enter into contracts and arrangements of all kinds with tenants and others.

(i)

To sell, exchange, mortgage (with or without power of sale), assign, turn to account or otherwise dispose of and generally deal with the whole or any part of the property, shares, stocks, securities, estates, rights or undertakings of the Company, real, chattels real or personal, movable or immovable, either in whole or in part, upon whatever terms and whatever consideration the Company shall think fit.

(j)

To take part in the management, supervision, or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any directors, accountants, or other experts or agents to act as consultants, supervisors and agents of other companies or undertakings and to provide managerial, advisory, technical, design, purchasing and selling services.

(k)

To make, draw, accept, endorse, negotiate, issue, execute, discount and otherwise deal with bills of exchange, promissory notes, letters of credit, circular notes, and other negotiable or transferable instruments.

(l)	To redeem, purchase, or otherwise acquire in any manner permitted by law and on such terms and in such manner as the Company may think fit any shares in the Company’s capital.

(m)

To guarantee, support or secure whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods the performance of the obligations of, and the repayment or payment of the principal amounts of and the premiums, interest and dividends on any

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security of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary as defined by Section 155 of the Companies Act 1963 or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

(n)	To lend the funds of the Company with or without security and at interest or free of interest and on such terms and conditions as the directors shall from time to time determine.

(o)

To raise or borrow or secure the payment of money in such manner and on such terms as the directors may deem expedient whether or not by the issue of bonds, debentures or debenture stock, perpetual or redeemable, or by mortgage, charge, lien or pledge upon the whole or any part of the undertaking, property, assets and rights of the Company, present or future, including its uncalled capital and generally in any other manner as the directors shall from time to time determine and to enter into or issue interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options and other forms of financial instruments, and to purchase, redeem or pay off any of the foregoing and to guarantee the liabilities of the Company or any other person, and any debentures, debenture stock or other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares; attending and voting at general meetings of the Company, appointment of directors and otherwise.

(p)

To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes, either conditionally or unconditionally, and to admit any class or section of those who have any dealings with the Company to any share in the profits thereof or in the profits of any particular branch of the Company’s business or to any other special rights, privileges, advantages or benefits.

(q)	To reduce the share capital of the Company in any manner permitted by law.

(r)

To make gifts or grant bonuses to officers or other persons who are or have been in the employment of the Company and to allow any such persons to have the use and enjoyment of such property, chattels or other assets belonging to the Company upon such terms as the Company shall think fit.

(s)

To establish and maintain or procure the establishment and maintenance of any pension or superannuation fund (whether contributory or otherwise) for the benefit of and to give or procure the giving of donations, gratuities, pensions, annuities, allowances, emoluments or charitable aid to any persons who are or were at any time in the employment or service of the Company or any of its predecessors in business, or of any company which is a subsidiary of the Company or who may be or have been directors or officers of the Company, or of any such other company as aforesaid, or any persons in whose

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welfare the Company or any such other company as aforesaid may be interested and the wives, widows, children, relatives and dependants of any such persons and to make payments towards insurance and assurance and to form and contribute to provident and benefit funds for the benefit of such persons and to remunerate any person, firm or company rendering services to the Company, whether by cash payment, gratuities, pensions, annuities, allowances, emoluments or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(t)	To employ experts to investigate and examine into the conditions, prospects, value, character and circumstances of any business concerns, undertakings, assets, property or rights.

(u)

To insure the life of any person who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interests, goodwill, or influence or otherwise and to pay the premiums on such insurance.

(v)

To distribute either upon a distribution of assets or division of profits among the Members of the Company in bind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to the Company or of which the Company may have the power of disposing.

(w)

To give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company, or, where the Company is a subsidiary company, in its holding company.

(x)

To do and carry out all or any of the foregoing objects in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through agents, trustees or otherwise and either alone or in partnership or in conjunction with any other company, firm or person, provided that nothing herein contained shall empower the Company to carry on the businesses of insurance.

(y)

To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, industrial designs, know-how, concessions and other forms of intellectual property rights and the like conferring any exclusive or non-exclusive or limited or contingent rights to use, or any secret or other information as to any invention or process of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

(z)

To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

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(aa)

To acquire and undertake the whole or any part of the undertaking, business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of assets suitable for the purposes of the Company.

(bb)	To adopt such means of making known the Company and its products and services as may seem expedient.

(cc)	To acquire and carry on any business carried on by a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

(dd)

To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(ee)	To amalgamate with, merge with or otherwise become pact of or associated with any other company or association in any manner permitted by law.

(ff)

To do and carry out all such other things, except the issuing of policies of insurance, as may be deemed by the Company capable of being conveniently carried on in connection with the above objects or any of them or calculated to enhance the value of or render profitable any of the Company’s properties or rights.

And it is hereby declared that the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any person, partnership or other body of persons whether incorporated or not incorporated and whether domiciled in the State or elsewhere and that the objects of the Company as specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects and shall not be in anywise limited or restricted by reference to or inference from the terns of any other paragraph or the name of the Company.

4.	The liability of the members is limited.

5.

The share capital of the Company is €416,666.67 and US$10,000,200 divided into 41,666,667 Euro Deferred Shares of €0.01 each, 100,000,000,000 Ordinary Shares of US$0.0001 each and 2,000,000 Dollar Deferred Shares of US$0.0001 each.

The shares in the original or any increased share capital of the Company may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividend, capital, voting or otherwise.

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We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	NUMBER OF SHARES TAKEN BY EACH SUBSCRIBER

Seamus Mulligan Woodlands Barrymore Co. Roscommon	One

David Brabazon 47 Mount Prospect Avenue Clontarf Dublin 3	One

TOTAL NUMBER OF SHARES TAKEN UP	Two

Dated this 7th day of March 2005

Witness to the above signature:

Name:

Address:

Occupation:

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COMPANIES ACTS, 1963 to 2009

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

AZUR PHARMA PUBLIC LIMITED COMPANY

(Amended by Special Resolution on              2011)

1.	REGULATIONS

1.

The Regulations contained in Part I of Table A in the First Schedule to the Companies Act, 1963 (as the same as amended by the Companies Acts and with the exception of Regulations 11, 24, 75, 77, 79, 84, 86, 91 to 100 inclusive and 138 thereof) shall apply to the Company save and so far as they are excluded or modified hereby and such Regulations together with the Articles hereinafter contained shall constitute the Regulations of the Company.

2.	DEFINITIONS AND INTERPRETATION

2.1	In these Articles the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Adoption Date”	the date of adoption of these Articles;

“Allocation Notice”	the notice to be given by the Company pursuant to Article 9.6.3;

“Asset Sale”

the completion of any transaction (the “Disposal”) whereby:

(i)            any member of the Group sells, transfers, leases, licences or otherwise disposes of or in any way ceases to exercise control over (whether by one transaction or a series of transactions and whether at one time or over a period of time) the whole or any material part of the Group’s business, undertaking or assets of the Group (where “material part” is a part comprising 50% or more of the net asset value of the Group as set out in the most recent audited accounts of the Group prior to the event) provided that no transaction within a series of

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transactions shall be taken into account for the purpose of determining whether that series of transactions constitutes a Disposal if (A) the Board resolves, immediately prior to completion of the transaction that it is intended to reinvest the proceeds of such transaction for the purpose of the business of the Group and a period of 270 days from completion of such transaction has expired within which the proceeds of such transaction having been so re-invested or (B) the proceeds of such transaction have been re-invested for the purpose of the business of the Group as at the date of determination; or

(ii)           any member of the Group disposes of more than 50% of the ordinary share capital of any material member of the Group (other than to any member of the Group) to any person or group of persons (where “material member of the Group” means any member of the Group which holds 50% or more of the net asset value of the Group as set out in the most recent audited accounts of the Group prior to the event)

where either:-

(a)           the Board does not resolve, immediately prior to completion of the Disposal, that it is intended to reinvest the proceeds of the Disposal for the purpose of the business of the Group; or

(b)           the Board resolves, immediately prior to completion of the Disposal, that it is intended to reinvest the proceeds of the Disposal for the purpose of the business of the Group but such proceeds are not so reinvested within 270 days of completion of the Disposal, provided that, where paragraph (a) applies, the Asset Sale shall be deemed to occur on completion of the Disposal and, where paragraph (b) applies, the Asset Sale shall be deemed to occur on the date 270 days following completion of the Disposal;

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“Auditors”	means the auditors of the Company for the time being;

“Available Assets”	the assets that are available for distribution to the Shareholders by the Company after payment of all of its liabilities;

“Beneficial Holders”	has the meaning given in Article 13.2;

“Beneficiary”

any person who is the beneficiary of a family trust where the Shares are held by the Family Trustee or whereupon the death of such beneficiary, a Client or a Relation of a Client, being the person who becomes entitled to the Shares in consequence of such death or upon the death of a member who is an Investor Client, the personal representative of such Investor Client or the person who becomes entitled to the Shares by virtue of the testacy or intestacy of such Investor Client;

“Board”	the board of Directors;

“Cessation Date”	means, in respect of a Departing Employee, the date of cessation of employment with the Company or a subsidiary (as the case may be);

“Client”	any person who is a client of the Investor or of the Nominee or of a Related Company of the Investor or of the Nominee from time to time;

“Company”	Azur Pharma Public Limited Company;

“Companies Acts”	means the Companies Acts, 1963 to 2009 and any legislation in whatever form to be construed as one with those acts;

“Connected Person”	shall have the meaning provided in section 10 of the Taxes Consolidation Act, 1997;

“Deferred Shares”	means the Euro Deferred Shares and the Dollar Deferred Shares;

“Departing Employee”

means:-

(a)           any employee of the Company or any subsidiary of the Company who ceases to be an employee of the Company or any subsidiary of the Company (including, for the avoidance of doubt, any person who ceases to be an employee of a subsidiary of the Company by reason of the sale by the Company of the subsidiary or subsidiaries of which that person is an employee); or

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(b)           any individual who is not an employee of the Company or any subsidiary of the Company but whose services are otherwise provided to the Company or any subsidiary of the Company whose services cease to be provided to the Company or any subsidiary of the Company, provided that any person who ceases to be an employee of the Company or a subsidiary but who remains as a Director shall not be a Departing Employee until he ceases to be a Director;

“Departing Employee Group”

means in relation to any Departing Employee:-

(a)           the Departing Employee, in respect of all ESOP Shares then held by him;

(b)           any person (or their nominee) (a “Departing Employee’s Associate”) who, at or before the time of the allotment, issue, transfer or other acquisition of ESOP Shares to or by the Departing Employee’s Associate, is designated as the holder of shares in the Company on behalf of, in trust for, or in the place of, the Departing Employee; and

(c)           any Permitted Transferee of the Departing Employee or any of his Departing Employee’s Associates, in respect of all ESOP Shares held by it which were formerly held by the Departing Employee or Departing Employee’s Associates;

“Director”	means a director of the Company for the time being of the Company;

“Dollar Deferred Shares”	means deferred shares of $0.0001 each in the capital of the Company;

“Employee Share Option Plan”	means any employee share option plan adopted by the Company;

“ESOP Shareholder”	means the person to whom any ESOP Shares are issued, in respect of those Shares only;

“ESOP Shares”	means any Shares issued upon the exercise of an option granted pursuant to the Employee Share Option Plan provided that Shares shall cease to be ESOP Shares upon their transfer in accordance with

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these Articles (other than any Permitted Transfer);

“Euro Deferred Shares”	means deferred shares of €0.01 each in the capital of the Company;

“Fair Value”	has the meaning given in Article 9.6.8;

“Family Trustee”

in relation to an Individual Member, the trustee or trustees of a family trust of which the Individual Member is the settlor, and which was set up wholly for the benefit of one or more of the Individual Member, his or her spouse, children or step children;

“Founders”	Seamus Mulligan, David Brabazon and Eunan Maguire;

“Grey Market”	has the meaning given in Article 13.1;

“Grey Market Price”	has the meaning given in Article 13.2;

“Group”	the Company together with its Subsidiaries from time to time;

“Individual Member”	any holder of Shares who is an individual;

“Investor”	Davy Corporate Finance or any Nominee;

“Investor Client”	any person who is a Client or a Relation of a Client or is a Family Trustee of a Client or a Related Company of a Client or any Beneficiary;

“Investor Director”	the Director for the time being appointed by the Investor;

“Investor Parties”	any of the Investor, a Nominee, a Related Company of the Investor or the Nominee or the Investor Client;

“Liquidation”

means any return of assets to the members of the Company prior to a Listing including without prejudice to the generality of the foregoing liquidation, dissolution or winding up (whether voluntary or involuntary) of the Company;

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“Listing”

(a)           the admission of any of the Shares or depository receipts representing Shares, or any shares of any holding company or subsidiary of the Company to:

(i)            the Official List of the Irish Stock Exchange Limited or admission to trading on the Irish Enterprise Exchange of the Irish Stock Exchange Limited; or

(ii)           the Official List of the UK Listing Authority and/or to trading on the London Stock Exchange plc’s market for listed securities; or the admission to trading of such shares on the AIM of the London Stock Exchange plc (or any other market regulated by the London Stock Exchange plc); or

(b)           the listing or quotation of any such shares (or, in the case of the New York Stock Exchange or NASDAQ, the listing or quotation of depository receipts representing such shares) on any other stock exchange or regulated securities market (including the New York Stock Exchange, NASDAQ and NASDAQ Europe);

“Merger Agreement”	the agreement and plan of merger and reorganisation between, amongst others, the Company and Jazz Pharmaceuticals, Inc., dated 19 September 2011;

“Nominee”	any nominee that the Investor may select to hold the Investor Shares on behalf of the Investor Clients;

“Ordinary Shares”	the ordinary shares of $0.0001 each in the capital of the Company;

“Permitted Transfer”	a transfer of Shares expressly authorised by 9.4;

“Purchaser”	a person to whom some or all of the Specified Shares have been allotted by the Directors;

“Related Company”	in relation to any body corporate, any other body corporate which is for the time being its subsidiary or holding company or another subsidiary of its holding company;

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“Relation”	in relation to an Individual Member, his or her spouse or children or step children or parents or siblings;

“Relevant Agreement”	any shareholders’ agreement which the Company may enter into from time to time with some or all of its shareholders;

“Relevant Grey Market Shares”	has the meaning given in Article 13.1;

“Sale Price”	the Vendor’s Price or (in a case where a Transfer Notice has been deemed to have been given) the Fair Value of the Specified Shares;

“Share”	shares in the capital of the Company;

“Shareholder”	a holder of Shares in the Company from time to time;

“Specified Shares”	the shares specified in the Transfer Notice;

“Transfer Notice”	the notice given by a member to the Company pursuant to Article 9 or deemed to be given either pursuant to the provisions of these Articles or pursuant to the Relevant Agreement;

“Vendor”	the member giving the Transfer Notice; and

“Vendor’s Price”	the amount stipulated in the Transfer Notice as the price at which the Vendor wishes to sell the Specified Shares, expressed as a price per share.

2.2	In these Articles, unless the context requires otherwise:-

(a)

a reference to a “subsidiary” or “holding company” is to be construed in accordance with Section 155 of the Companies Act, 1963, and a reference to a “parent undertaking” and “subsidiary undertaking” is to be construed in accordance with the European Communities (Companies: Group Accounts) Regulations, 1992;

(b)	a reference to a document is a reference to that document as from time to time supplemented or varied;

(c)

any reference to any statute or statutory provision shall be deemed to include any statute or statutory provision which amends, extends, consolidates, re-enacts or replaces same, or which has been amended, extended, consolidated, re-enacted or replaced (whether before or after the Adoption Date) by same and shall include any orders, regulations,

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instruments or other subordinate legislation made under the relevant statute;

(d)	words importing the singular shall include the plural number and vice versa and words importing a gender shall include each gender;

(e)	words and phrases the definitions of which are contained or referred to in the Companies Acts shall be construed as having the meanings thereby attributed to them;

(f)

expressions referring to writing shall, unless the contrary intention appears, be construed as including reference to printing, lithography, photography, facsimile transmission, and any other means of reproducing or representing words in visible form; and

(g)

Any reference to a person shall be construed so as to include any individual, firm, company, corporation, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

3.	CAPITAL

The share capital of the Company is €416,666.67 and US$10,000,200 divided into 41,666,667 Euro Deferred Shares of €0.01 each, 100,000,000,000 Ordinary Shares of US$0.0001 each and 2,000,000 Dollar Deferred Shares of US$0.0001 each.

4.	SHARE RIGHTS

All of the shares shall rank pari passu as between themselves save as set out in this Article 4. The Euro Deferred Shares and the Dollar Deferred Shares shall rank pari passu in all respects as between themselves and shall constitute one class of shares in the capital of the Company.

4.1	Voting

4.1.1	The holders of the Ordinary Shares shall be entitled to receive notice of and attend and vote in person or by proxy at any general meeting of the Company so that:

(i)	on a show of hands every such holder who is present in person or by proxy or (being a corporation) represented by a duly authorised representative shall have the right to one vote; and

(ii)	on a poll every such holder shall have one vote for each Ordinary Share held by that person.

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4.1.2	The Deferred Shares shall not confer on the holders thereof the right to receive notice of or to attend or vote at general meetings of the Company.

4.2	Dividend Rights

4.2.1	Any dividend declared by the Company shall be payable to the holders of the Ordinary Shares pro rata according to the number of Ordinary Shares held by them.

4.2.2	The holders of the Deferred Shares shall have no right to participate in the payment of any dividend and no dividend shall be declared or paid in respect of all or any of the Deferred Shares.

4.3	Liquidation

In the event of a Liquidation, the Available Assets shall, subject to compliance with all applicable law, be distributed amongst the holders of the Ordinary Shares pro rata to their holdings of Ordinary Shares PROVIDED THAT, after the distribution to the holders of the Ordinary Shares of the amount paid up on all such shares plus €5,000,000 for each Ordinary Share held, the holders of Deferred Shares (if any) shall be entitled to receive an amount equal to the nominal value of such Deferred Shares.

4.4	Asset Sale

In the event of an Asset Sale (other than any sale by the Company of the whole or substantially the whole of its business or assets to another Group company made as part of a bona fide reorganisation of the Group), the Company shall, as soon as practicable (insofar as it is lawfully able) distribute (whether by means of dividend, redemption of any of the Shares carrying rights to be redeemed, liquidation or otherwise) to the Shareholders, the proceeds of such Asset Sale and those proceeds shall be distributed between the Shareholders in the manner set out in Article 4.3 as if the same constituted a Liquidation.

4.5	Conversion of Ordinary Shares

The special resolution adopting these Articles passed on the Adoption Date shall be deemed to confer irrevocable authority on the Board at any time after the Adoption Date but prior to Closing (as that term is defined in the Merger Agreement), subject to applicable laws and regulations, to convert, by means of redesignation, each Ordinary Share into one Dollar Deferred Share, credited as fully paid, without obtaining the further sanction of the holders thereof PROVIDED THAT the Board shall not be entitled to exercise its right to convert, by means of redesignation, Ordinary Shares if, as a result of such redesignation, the Ordinary Shares held by the Shareholders immediately prior to Closing would represent less than 20.01% of the issued Ordinary Shares immediately following Closing.

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4.6	Acquisition of Deferred Shares

4.6.1	The special resolution passed on the Adoption Date adopting these Articles shall be deemed to confer irrevocable authority on the Company at any time after the Adoption Date:

(i)

to acquire all or any of the fully paid Deferred Shares otherwise than for valuable consideration in accordance with Section 41(2) of the 1983 Act and without obtaining the sanction of the holders thereof;

(ii)

to appoint any person to execute on behalf of the holders of the Deferred Shares remaining in issue (if any) a transfer thereof and/or an agreement to transfer the same otherwise than for valuable consideration to the Company or to such other person as the Company may nominate;

(iii)	upon a conversion of the Company to a public limited company, or at such other time as the Company (acting by its directors) deems it to be desirable, to cancel any acquired Deferred Shares; and

(iv)	pending such acquisition and/or transfer and/or cancellation to retain the certificate (if any) for such Deferred Shares.

4.6.2

In accordance with Section 43(3) of the 1983 Act the Company shall, not later than three years after any acquisition by it of any Deferred Shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the share capital by the nominal value of the shares so cancelled and the Directors may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with Sections 72 and 73 of the Act including passing resolutions in accordance with Section 43(5) of the 1983 Act.

4.6.3

Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the Deferred Shares nor the cancellation thereof by the Company in accordance with this Article shall constitute a variation or abrogation of the rights or privileges attached to the Deferred Shares. The rights conferred upon the holders of the Deferred Shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

4.7	Redemption of Deferred Shares

The following provisions shall apply in relation to the redemption by the Company of the Deferred Shares:

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4.7.1	The Company may subject to the provisions of the Companies Acts and subject to the following provisions of this Article redeem all or any of the Deferred Shares at any time prior to 1 January 2025.

4.7.2

The amount payable on any redemption or purchase of Deferred Shares effected pursuant to the provisions of this Article shall be a total of €1.00 for all Deferred Shares redeemed by the Company at any time.

4.7.3

The Company shall give the holders of the Deferred Shares to be redeemed not less than 30 days’ prior written notice of the date fixed for redemption. Any such notice, and any written communication between the Company and the holder of the Deferred Shares specifying a date for redemption, shall specify the place at which the certificate(s) of such Deferred Shares are to be presented for redemption, and upon such date each of the holders of the Deferred Shares concerned shall be bound to deliver to the Company at such place the certificate(s) for those Deferred Shares in order that the same may be cancelled and upon such delivery the Company shall pay to the holder thereof the amount due in respect of such redemption as hereinbefore provided. If requested the Company shall also issue a balance certificate for the number of Deferred Shares (if any) held by the holder of the Deferred Shares.

4.7.4

Upon the date fixed for redemption, the Deferred Shares to be redeemed shall be automatically cancelled irrespective of whether the holders of the Deferred Shares have delivered their Share Certificate(s) or the amount due to them has been cancelled.

4.7	Directors

The Investor shall for so long as it holds 15% of the issued Ordinary Shares from time to time be entitled to nominate one person (the “Investor Director”) as a non-executive director of the Company (and to remove and/or replace such director by written notice served to the Company). Accordingly, each of the parties hereto shall exercise such voting rights as for the time being it may have in the Company and take such other steps as for the time being lies within its power to secure at the request of the Investor the appointment and/or removal and/or replacement as director of the Investor Director.

5.	ALLOTMENT OF SHARES

5.1

For the purpose of Section 20 Companies (Amendment) Act, 1983 the Directors are generally and unconditionally authorised to allot relevant securities as defined by Section 20(10) of the said Act up to a maximum of the authorised but as yet unissued share capital of the Company at the Adoption Date. This authority shall expire five years after the date of such resolution as aforesaid but may be previously revoked or varied by the Company in general meeting and may be renewed by the Company in general meeting

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for a further period not exceeding five years from the date of such renewal. The Directors are hereby empowered pursuant to sections 23 and 24(1) of the Companies (Amendment) Act, 1983 to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by this Article as if section 23(1) of the said Act did not apply to any such allotment, provided that this power shall be limited in the manner set out in this Article. The Company may make any offer or agreement before the expiry of this authority which would or might require relevant securities to be allotted after this authority has expired and the Directors may allot relevant securities in pursuance of any such offer for agreement.

5.2

It shall be a condition precedent to the allotment and issue of shares or equity securities (as defined in Section 23 of the Companies (Amendment) Act, 1983) to a person not already a party to any Relevant Agreement that such person shall have entered into and lodged with the Company a binding and legal commitment (in form and content satisfactory to all the Shareholders) to the effect that such proposing allottee accepts and shall be bound by the terms of any Relevant Agreement, as if such proposing allottee had been named therein as a party thereto.

5.3

Except in the case of Shares to be allotted pursuant to (a) the Employee Share Option Plan, (b) clause 9 of the shareholders’ agreement dated 31 October 2007 between the Company, Davy Corporate Finance (formerly Davy Corporate Finance Limited), Seamus Mulligan, David Brabazon and Eunan Maguire, (c) a bonus issue to the holders of the ordinary shares made in proportion as near as possible to the numbers of Ordinary Shares then held by each of them as described in paragraph 1.4 of Schedule 1 to the Merger Agreement or (d) an issue of Ordinary Shares to the shareholders of Jazz Pharmaceuticals, Inc. pursuant to Article II of the Merger Agreement, no Shares will be allotted except as follows:

5.3.1	The Shares shall first be offered to each of the holders of the Ordinary Shares in proportion as near as possible to the numbers of Ordinary Shares then held by each of them;

5.3.2

Any such offer shall be made by notice in writing to each such holder of Ordinary Shares stating the total number of Shares being offered, the number offered to that member, the price per share and the date for subscription. Any such offer shall be open for acceptance for not less than 21 days from the date on which the notice is given. Where a member accepts such offer, he shall be obliged to subscribe for the Shares set out in the offer.

5.3.3

Any Shares not accepted in the said 21 day period shall be further offered on the same terms pro-rata to such of the holders of Ordinary Shares who have taken up their entitlements in full. Any such further offer shall be open for acceptance for not less than 7 days from the date on which notice is given.

5.3.4

Any Shares remaining shall be at the disposal of the Directors who may (within the 3 month period from the expiry of the last offer in this Article 5.3) allot, grant options over or otherwise dispose of the same to such

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persons at a price per share and on terms not less than that at which the Shares were offered to the members, and otherwise on such terms as they think proper, subject always to Article 5.2.

5.3.5

Any new Shares of the Company shall be issued on the basis that with effect from the date of issue they shall rank pari passu with the then existing shares of that class (if any) in the capital of the Company.

5.3.6

The benefit of an offer to allot Shares or of the contract arising out of the acceptance thereof cannot be assigned or transferred by a holder of Ordinary Shares save in the case of a Permitted Transfer.

5.3.7

Any of the provisions of this Article 5.3 may at any time be waived or suspended in respect of any particular allotment, or allotments, of shares with the consent in writing of 75% of the holders of the issued Ordinary Shares from time to time.

6.	LIEN

6.1	Extent of lien

The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Directors, at any time, may declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share shall extend to all moneys payable in respect of the Share.

6.2	Power of sale

The Company may sell in such manner as the Directors determine any Share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 days after notice demanding payment and stating that, if the notice is not complied with, the Shares may be sold, has been given to the Shareholder or to the person entitled to it by reason of the death or bankruptcy of the Shareholder.

6.3	Power to effect transfer

To give effect to any such sale, the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the buyer. The transferee shall be entered in the register of members as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the register of members, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

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6.4	Proceeds of sale

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the Shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the Shares at the date of the sale.

7.	TAG ALONG RIGHTS

Except in the case of a Permitted Transfer, before a Shareholder (“the Offeree”) accepts an offer from any person (“the Buyer”) for the sale of any Share, notwithstanding any provision of any Relevant Agreement or anything contained in the Articles, he shall procure that it shall be an express term of any agreement for the sale of such Shares that the Buyer shall make an offer to all Shareholders so that:

7.1	if the Buyer has offered to purchase all the Shares held by the Offeree he must also offer to purchase all the Shares held by all other Shareholders on the terms offered to the Offeree; or

7.2

if the Buyer has offered to purchase a proportion of the Shares held by the Offeree he must also offer to purchase the same proportion of the Shares held by all other Shareholders on the terms offered to the Offeree.

8	DRAG ALONG RIGHTS

8.1

In the event of a bona fide third party offer or invitation (the “80% Offer”) being made by any person (the “Buyer”) to acquire shares comprising more than 80% of the issued share capital of the Company, the holders of such shares (“the Accepting Parties”) shall have the option, conditional upon the Accepting Parties accepting the 80% Offer, to require all of the other shareholders (the “Non Accepting Parties”) to transfer all of their Shares to the Buyer, or as the Buyer directs, or to any other party who proposes to acquire shares in the Company (the person to whom Shares are to be transferred being hereinafter referred to as the “Acquirer”), on the same terms and at the same price per Share as is being offered to the Accepting Parties by giving written notice to that effect (the “Drag Along Notice”) to the Non Accepting Parties.

8.2

In the event of a bona fide third party offer or invitation (the “20% Offer”) being made by any person (the “Buyer”) after the fifth anniversary of Completion to acquire shares comprising more than 20% of the issued share capital of the Company, the holders of such shares (the “Accepting Parties”) shall have the option, conditional upon the Accepting Parties accepting the 20% Offer, to require all of the other shareholders (the “Non Accepting Parties”) to transfer all of their Shares to the Buyer, or as the Buyer directs, or to any other party who proposes to acquire shares in the Company (the person to whom Shares are to be

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transferred being hereinafter referred to as the “Acquirer”), on the same terms and at the same price per Share as is being offered to the Accepting Parties by giving written notice to that effect (the “Drag Along Notice”) to the Non Accepting Parties.

8.3	The Accepting Parties may require the Non Accepting Parties to transfer the Shares at any time within the period of six months from the date of the Drag Along Notice.

8.4

If any Non Accepting Party makes default in transferring his Shares pursuant to this Article 8, the Chairman for the time being of the Company or failing him any one of the other Directors shall forthwith be deemed to be the duly appointed attorney of such Non Accepting Party with full power to execute complete and deliver in the name and on behalf of such Non Accepting Party all such documentation as is required to transfer the relevant shares to the Acquirer and give a good discharge for the price paid for such shares and enter the name of the Acquirer in the register of members as the holder or holders by transfer of the shares so purchased by him or it. The Board shall forthwith pay the consideration for the shares into a separate bank account in the Company’s name and shall hold such money on trust (but without interest) for such Non Accepting Party until he shall deliver up his or their share certificates for the shares so transferred.

8.5	The pre-emption provisions contained in Article 9 relating to the transfer of shares shall not apply to either:

8.5.1	any transfer of Shares from the Accepting Shareholders to the Buyer pursuant to an acceptance of an 80% Offer;

8.5.2	any transfer of Shares from the Accepting Shareholders to the Buyer pursuant to an acceptance of an 20% Offer; or

8.5.3	any transfer of Shares by any Non-Accepting Shareholder pursuant to this Article 8.

9.	TRANSFER OF SHARES

9.1

An instrument of transfer of a share (other than a partly paid share) need not be executed on behalf of the transferee and need not be attested and Regulation 22 of Table A Part I shall be modified accordingly.

9.2	No Ordinary Shares shall be transferred unless and until:-

(a)

the proposing transferee shall have entered into and lodged with the Company a binding and legal commitment (in form and content satisfactory to the Shareholders) to the effect that such proposing transferee

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accepts and shall be bound by the terms of any Relevant Agreement, as if such proposing transferee had been named therein as a party thereto or, in the case of a transferee who is or is to be an employee or engaged under a contract for services, containing such reasonable further covenants as the Board may determine; and

(b)	in the case of any ESOP Shares only, the prior written consent of the Board has been obtained.

Save for any transfer in accordance with Article 4.6, no Deferred Shares shall be transferred without the prior written consent of the Board.

9.3	The Directors in their absolute discretion and without assigning any reason therefore may decline to register any transfer of:-

(i)	shares which are not fully paid; or

(ii)	shares on which the Company has a lien; or

(iii)	ESOP Shares which is purported to be made within twelve months of a Listing.

9.4	The rights of pre-emption set out in this Article 9 shall not apply in the following circumstances:

(i)	any transfer permitted by any Relevant Agreement;

(ii)

any transfer between the Investor Parties provided always that this paragraph (ii) shall not include any transfer which would result in a member together with his Connected Persons (other than any of the Investor, a Nominee, a Related Company of the Investor or the Nominee) holding more than 25% of the issued ordinary share capital of the Company;

(iii)	any transfer by the Founders to their Relations or Family Trustees and any transfer from any such Relation or Family Trustee back to the relevant Founder;

(iv)	any transfer by David Brabazon or Eunan Maguire to any of the Founders;

(v)	any transfer which takes place by virtue of Article 8 or Article 4.6;

(vi)	any transfer of the beneficial interest in any Relevant Grey Market Shares pursuant to Article 13; or

(vii)	the transfer of, in aggregate, 4,000,000 Euro Deferred Shares from the

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Shareholders on or about the Adoption Date to James Skehan.

9.5

Subject to the provision of any Relevant Agreement, any of the provisions of this Article may at any time be waived or suspended in respect of any particular transfer or class of transfers with the consent in writing of the holders of at least 85% of the issued Ordinary Shares from time to time.

9.6

Except in the case of a Permitted Transfer but subject always to Article 9.2 the right to transfer shares or to dispose of any shares or any interest in any shares in the Company together with all rights attaching thereto shall be subject to the following restrictions and provisions, namely:-

9.6.1

every Shareholder who desires to dispose of any shares in the capital of the Company (“the Vendor”) shall give to the Company notice in writing (the “Transfer Notice”) specifying the shares he wishes to sell (“the Specified Shares”) and the price at which he wishes to sell each of them (“the Vendor’s Price”). The Vendor shall at the same time deposit with the Company the share certificate(s) in respect of the Specified Shares. No Transfer Notice shall relate to more than one class of shares. Subject as hereinafter mentioned a Transfer Notice shall constitute the Company the agent of the Vendor for the sale of each of the Specified Shares to the members other than the Vendor at a price not less than the Sale Price. A Transfer Notice may contain a provision that unless all the shares comprised therein are sold by the Company pursuant to this Article none shall be so sold and any such provision shall be binding on the Company. The Directors shall not proceed with any allocation on foot of any applications pursuant to this Article unless in pursuance of such applications the Directors shall allocate all the Specified Shares;

9.6.2

the Directors shall, forthwith upon receipt of a Transfer Notice, offer the Specified Shares to all Shareholders (other than the Vendor and any ESOP Shareholders). Any such offer shall be in writing and shall inform each such member of the number of the Specified Shares and of the Sale Price and invite each such member to apply in writing to the Company within twenty-one days after the date of despatch of the notice (which date shall be specified therein) for such maximum number of the Specified Shares (being all or any thereof) as he shall specify in such application. Any such application shall be irrevocable. If the said member or members shall within the said period of twenty-one days apply for all or except where the Transfer Notice provides otherwise any of the Specified Shares so offered the Directors shall allocate the Specified Shares so offered (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of shares of which they are registered as holders, provided that no applicant shall be obliged to take more than the maximum number of shares specified by him as aforesaid;

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9.6.3

forthwith upon any allocation pursuant to the preceding provisions of this Article the Company shall give written notice of such allocation(s) (“Allocation Notice”) to the Vendor and the persons to whom the Specified Shares (or so many of them as aforesaid) shall have been allocated and shall specify in such notice the place in the State and time (being not earlier than fourteen and not later than twenty-eight days after the date of the Allocation Notice) at which the sale of the shares so allocated shall be completed;

9.6.4

the Vendor shall be bound to transfer the shares comprised in an Allocation Notice to the Purchaser named therein at the time and place therein specified and if he shall fail to do so the chairman of the Board of Directors of the Company or some other person appointed by the Directors for the purpose shall be deemed to have been appointed attorney of the Vendor with full power to execute, complete and deliver, in the name and on behalf of the Vendor transfers of such of the Specified Shares as aforesaid to each Purchaser against payment to the Company of the Sale Price in respect of each such share. Each Purchaser on payment of such price to the Company in respect of each of the Specified Shares so transferred to him shall be deemed to have obtained a good discharge for such payment and on execution and delivery of the said transfers duly stamped each Purchaser shall be entitled to require that his name is entered in the Register as the holder by transfer of such of the Specified Shares as shall have been transferred to him. The Company shall forthwith pay any such amount received by it hereunder into a separate bank account in the name of the Company and shall hold any such amount in trust for the Vendor;

9.6.5

if the Directors do not dispose of all the shares comprised in any Transfer Notice in accordance with and within the time permitted under the foregoing provisions of this Article, they shall so notify the Vendor forthwith and during the period of ninety days next following the despatch of such notice the Vendor shall be at liberty to transfer all or any of the Specified Shares which are not required to be allocated by the Directors in accordance with this paragraph 9.6 to any person at any price not being less than the Sale Price (after deducting, where appropriate, any dividend or other distribution declared or made after the date of the Transfer Notice and to be retained by the Vendor) provided that:-

(i).

if the Transfer Notice shall state that unless all the Specified Shares are sold none of them shall be sold the Vendor shall not be entitled hereunder to transfer any of the Specified Shares unless all are transferred under this sub-paragraph; and

(ii)	the Directors may require evidence to establish to their

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reasonable satisfaction that such shares are being transferred in pursuance of a bona fide sale for the consideration stated in the transfer without any deduction, rebate or allowance whatsoever to the Purchaser and if not so satisfied may refuse to register the instrument of transfer.

9.6.7

If any holder of Shares (being an Individual Member) dies or becomes or is adjudged a bankrupt in any part of the world or enters into any composition or arrangement with his creditors generally, such holder (or any personal representative thereof) shall be deemed to give a Transfer Notice in respect of such number of Shares held by him and the provisions of this Articles shall apply, Regulations 29 to 32 (inclusive) of Table A, Part I shall be modified to the extent that no such person as is referred to therein shall be entitled to be registered as the holder of any shares if the Directors make any such requirement.

9.6.8

Where a Transfer Notice is deemed to be served pursuant to Article 9.6.7 the price per share payable on such transfer shall be on the basis that the value attributable to the said shares shall be such a proportion of the value of the entire issued equity share capital of the Company at such time as the number of the said shares shall bear to the said entire issued equity share capital of the Company (“the Fair Value”). No regard shall be had as to the dividends paid or not paid on any shares or on any classes of shares. The Fair Value should be assessed on the basis of an open market price between a willing seller and willing buyer and shall not take account of any rights or restriction attached to any class of shares. The Auditors shall determine the Fair Value as at the date that they are so directed by the Board or, in the absence of such direction, at such date as the Auditors shall do determine in their absolute discretion. No discount shall be applied for a minority interest. Any such sum so certified by the Auditors shall be deemed to be the Fair Value. In so certifying, the Auditors shall be considered to be acting as experts and not as arbitrators and their certificate shall in the absence of manifest error be final and binding on all persons interested. If, at any time, the Board requests the Auditors to certify the Fair Value and the Auditors decline or are unable for any reason to act, the Board shall, as soon as practicable, appoint a company or firm of accountants, bankers or other suitably qualified persons, being proficient in such matters, to provide the certificate concerned, in which event, references to “the Auditors” in these Articles shall, in relation to the matter concerned, be deemed to be references to the expert so appointed.

9.6.9	Where a member is deemed to have served a Transfer Notice, such Transfer Notice shall be deemed not to contain the statement that if some shares are not sold, none shall be sold.

9.6.10	For the purpose of ensuring that a transfer of shares is a Permitted

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Transfer or that no circumstances have arisen whereby a Transfer Notice is required to be given hereunder the Directors may from time to time (and shall if required to do so by any member on reasonable grounds) require any member, the legal personal representatives of any deceased member, the liquidator or receiver of any corporate member or any person named as transferee in any transfer lodged for registration to furnish to the Company such information and evidence as the Directors may think fit regarding any matter which they may deem relevant to such purpose. Failing such information or evidence being furnished to the satisfaction of the Directors within a reasonable time after request the Directors shall be entitled to refuse to register the transfer in question or (in case no transfer is in question) to require by notice in writing that a Transfer Notice be given in respect of the shares concerned. If such information or evidence discloses that a Transfer Notice ought to have been given in respect of any shares the Directors may and shall if so requested in writing by any member by notice in writing require that a Transfer Notice be given in respect of the shares concerned.

9.6.11	After a Transferee’s name has been entered in the Register in purported exercise of this Article, the validity of the proceedings shall not be questioned by any person.

9.6.12

Where any person has become unconditionally entitled to be registered as the holder of a Share, this person shall be deemed to be a member of the Company in respect of that Share and not the registered holder of the Share.

9.6.13

The provisions of this Article 9 shall be subject to the terms of any Relevant Agreement and the Board shall refuse to register a transfer not made pursuant to or permitted by Article 9 and/or the terms of any Relevant Agreement.

9.6.14	For the purposes of these Articles the following shall be deemed (but without limitation) to be a transfer by a Shareholder:-

(a)

any direction (by way of renunciation or otherwise) by a Shareholder entitled to an allotment or transfer of Shares that a Share be allotted or issued or transferred to some person other than himself; and

(b)

any sale or any other disposition (including by way of charge or other security interest) of any legal or equitable interest in a Share (including any voting right attached to it), (i) whether or not by the relevant Shareholder, (ii) whether or not for consideration, and (iii) whether or not effected by an instrument in writing.

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9.7

If an ESOP Shareholder becomes a Departing Employee for any of reason other than those set out in Article 9.8 then, at any time after that person’s Cessation Date, the Board may serve a written notice on that person requiring that each member of that person’s Departing Employee’s Group who holds ESOP Shares offer to transfer all of their ESOP Shares in accordance with this Article 9.7. Upon receipt of such notice by that person, each member of that person’s Departing Employee’s Group who holds ESOP Shares shall give, or shall be deemed to have given, a Transfer Notice to the Company indicating that they desire to transfer all of their Shares and the provisions of Article 9.6 shall apply accordingly (provided that such ESOP Shares shall constitute Sale Shares and the Transfer Price shall be the Fair Value at the Cessation Date).

9.8	The reasons mentioned in Article 9.7 are:-

9.8.1	because the Departing Employee has died;

9.8.2

because the Departing Employee has retired on or after reaching the normal retirement age of the Company in which such Departing Employee held such office or by which such Departing Employee was employed. Such normal retirement age is currently considered by the Board to be 65 years of age; or

9.8.3	because the Departing Employee has retired in circumstances which the Board in its absolute discretion consider to amount to early retirement; or

9.8.4	because the Departing Employee is made redundant within the meaning of the Redundancy Payments Acts 1967 to 2003 or equivalent legislation in any other relevant jurisdiction; or

9.8.5

because of reasons of ill-health or permanent disability which are certified by a medical practitioner appointed by the Company and are accepted by the Company, and which compel the Departing Employee to discontinue or alter the nature of his occupation within the Company.

11.	TRANSMISSION OF SHARES

In the case of the death of a holder:-

11.1	where the deceased was a joint holder of any Share(s), the survivor or survivors shall be the only person(s) recognised by the Company as having any title to his interest in the Share(s); and

11.2

where the deceased was a sole holder of any Share(s), or only surviving joint holder (save in the case of a Beneficiary), the personal representatives of the deceased shall be required to transfer the Shares and, in accordance with Article 9.6.7, shall give, or shall be deemed to have given, a Transfer Notice to the Company indicating that they desire to transfer all of the Shares which were held by the deceased holder,

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provided that nothing in these Articles shall release the estate of a deceased joint holder from any liability in respect of any Share which had been jointly held by him with other persons.

12.	PURCHASE OF OWN SHARES

12.1

Subject to the provisions of and to the extent permitted by the Companies Acts, to any rights conferred on the holders of any class of shares and to the following paragraphs of this Article, the Company (and any subsidiary for the time being of the Company) may purchase any of its shares of any class and may cancel any shares so purchased and/or hold them as Treasury Shares (within the meaning of Section 209 of the Companies Act, 1990) with liberty to reissue any such share or shares as shares of any class or classes.

12.2

The Company shall not exercise any authority granted under Section 213 (off market) or Section 215 (market) of the Companies Act, 1990 to make purchases of its own shares unless the authority required by such Section shall have been granted by special resolution of the Company.

12.3

The Company shall not be required to select the shares to be purchased on a pro rata basis or in any particular manner between the holder of the shares of the same class or as between the holders of shares of different classes.

12.4

The Company may give any form of financial assistance which is permitted by the Companies Acts for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in the Company’s holding company and Regulation 10 of Part I of Table A is modified accordingly.

13.	GREY MARKET

13.1

Notwithstanding any other provisions of the Articles, subject to any restrictions imposed by law, the Company may determine from time to time by resolution of the Board to operate a trading arrangement (“Grey Market”) for Ordinary Shares (“Relevant Grey Market Shares”) to facilitate and regulate an orderly mechanism for the trading of such Relevant Grey Market Shares in accordance with the provisions of the Articles.

13.2

If the Board decides to facilitate a Grey Market, then the Board will despatch a written notice inviting (amongst other details) each of the Ordinary Shareholders to state by notice in writing within 21 days from the date of such notice whether the persons holding the beneficial ownership of the Ordinary Shares registered in the name of the Ordinary Shareholder (the “Beneficial Holders”) wish to sell or purchase interests in the Relevant Grey Market Shares at a price determined at the Board’s discretion (the “Grey Market Price”).

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13.3	The intention of a Grey Market will be to match Beneficial Holders who wish to sell with Beneficial Holders who wish to buy Shares.

13.4	The detailed procedures for the operation of the Grey Market shall be within the sole discretion of the Board provided always that the following principles shall be observed:

(a)

Relevant Grey Market Shares offered for sale shall be offered for purchase to the Beneficial Holders who indicated a desire to purchase shares in proportion to the number of Shares held beneficially by each of them in substantially the same manner set out in Article 9;

(b)	the Board may determine a commission payable to a broker for the provision of services which facilitate the sale of Relevant Grey Market Shares;

(c)	Beneficial Holders who require the sale of all of their Shares shall not be obliged to sell any of their Relevant Grey Market Shares unless they have received offers for all such Shares;

(d)

the relevant transferor and transferee shall, if required by the Company, enter into an appropriate agreement with the Company agreeing to waive any claims it may have against the Company in connection with operation of the Grey Market;

(e)	applicable periods of acceptance of invitations to acquire Relevant Grey Market Shares shall not be less than 21 days;

(f)	no transferee shall be allocated more Relevant Grey Market Shares than it applied for;

(g)	if any difficulties shall arise in the apportionment of any Relevant Grey Market Shares such difficulties shall be determined by the Board in its sole discretion; and

(h)	any transferee of Relevant Grey Market Shares shall pay the appropriate stamp duty promptly.

13.5	For the purposes of Grey Markets, the Grey Market Price will be a price determined by the Board in its sole discretion.

13.6

If, following the applicable periods of acceptance of invitations, any or all of the Relevant Grey Market Shares have still not been allocated, then the Board shall (without a requirement to offer the Shares to other Shareholders) offer in writing such unallocated Relevant Grey Market Shares upon the same terms to:

(a)	firstly, the holders of the Ordinary Shares pro rata; and

6.4.1	secondly, any other person identified by the Board at its sole discretion.

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14.	MEETINGS

14.1	A poll may be demanded by the chairman or by any member present in person or by proxy and Regulation 59 of Table A Part 1 shall be modified accordingly.

14.2

Where any meeting of the Company is held at short notice pursuant to Section 133(3) or Section 141(2) of the Act it shall be sufficient if the instrument appointing a proxy (and a power of attorney or other authority, if any, under which it is signed, or notarially certified copy of such power or authority) is deposited with the Chairman of the meeting immediately upon the commencement of such meeting and Regulation 70 of Table A Part I shall be modified accordingly.

14.3

Subject to section 141 of the Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and if described as a special resolution shall be deemed to be a special resolution within the meaning of the Act. Any such written resolution may consist of several documents in the like form each signed by one or more members (or being bodies corporate by their duly authorised representatives).

14.4

No business shall be transacted at any meeting of the Company unless a quorum of members is present at the time when the meeting proceeds to business. Two members present in person or by proxy shall constitute a quorum provided that such quorum includes the Investor. If a quorum shall not be present within thirty minutes after the time appointed for any meeting, then the same shall be deemed to have been adjourned for twenty one days to the same time and place, and any member or members present at the adjourned meeting shall constitute a quorum.

15.	DIRECTORS

15.1	The chairman of the board of Directors shall on every issue upon which there is an equality of votes be entitled to cast a second vote.

15.2	A director shall not retire by rotation and Regulations 92-100 of Table A Part 1 shall be modified accordingly.

15.3	The number of Directors shall not be less than two, nor unless determined by the Company by ordinary resolution, more than ten.

15.4	(a)

The quorum necessary for the transaction of the business of the Directors shall be two provided that such quorum includes the Investor Director. If, within one hour from the time appointed for a meeting of the Directors, such quorum is not present, the meeting shall stand adjourned to the same time and place seven days hence. At the adjourned meeting, any director or

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Directors present in person or by their alternates shall constitute a quorum and for the purpose of such adjourned meeting, the quorum need not include the Investor Director.

(b)	For the purpose of determining whether a quorum of Directors exists for the transaction of the business of the Directors subject to Article 15.4(a):-

(i)

in the case of a resolution agreed by Directors in telephonic communications with one another, all such Directors shall be counted in the quorum and any resolutions so agreed shall be as valid and effective as if passed at a meeting of the Directors duly convened and held;

(ii)

in the case of a meeting of the Directors, in addition to the Directors present at the meeting, any director in telephonic communications with such meeting shall be counted in the quorum and entitled to vote;

(c)	all meetings of the Directors shall be held in Ireland unless otherwise unanimously determined by the Directors;

(d)	a director may vote in respect of any contract, appointment or arrangement in which he is interested and he shall be counted in the quorum present at meeting;

(e)

any director absent from a meeting shall be entitled to authorise any other director (or alternate) present at such meeting to cast on his behalf the vote or votes to which he is entitled; any such authority shall be in writing and may be given for use at a specific meeting or so as to apply generally to all meetings from which the director giving same is absent.

(f)

A meeting of the Directors may, subject to notice thereof having been properly given, be for all purposes deemed to be held when a Director is or Directors are in communication by telephone or televisual means with another Director or Directors and all of the said Directors agree to treat the meeting as so held, provided that the number of the said Directors constitutes a quorum of the Board hereunder, and a resolution passed by a majority of the said Directors shall be as valid as it would have been if passed by them at an actual meeting duly convened and held.

15.5

A Director shall not require a share qualification but nevertheless shall be entitled to receive notice of and to attend and speak at any general meeting of or any separate meeting of the holders of any class of shares in the Company and Regulation 136 of Table A Part I shall be modified accordingly.

15.6	(a)	Any Director may in writing under his hand appoint:-

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(i)	any other Director; or

(ii)

any other person who is approved by the Board of Directors as hereinafter provided, to be his alternate and every such alternate (subject to his giving to the Company an address within the State or the United Kingdom of Great Britain and Northern Ireland at which notices may be served on him) shall be entitled to receive notice of all meetings of the Directors and, in the absence from the Board of the Director appointing him to attend and vote at meetings of the Directors and to exercise all the powers, rights, duties and authorities of the Director appointing him (other than the right to appoint an alternate hereunder) PROVIDED ALWAYS that no such appointment of a person other than a Director shall be operative unless and until the approval of the Board of Directors by a simple majority of the whole Board shall have been given and entered in the Directors’ Minute Book.

(b)

A director may at any time revoke the appointment of any alternate appointed by him and subject to such approval as aforesaid appoint another person in his place and if a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine. An alternate Director shall not be counted in reckoning the maximum number of Directors allowed by the Articles of Association for the time being. A Director acting as alternate shall be entitled to vote at meetings of Directors for each Director for whom he acts as alternate but he shall count as only one for the purpose of determining whether a quorum be present.

(c)

Every person acting as an alternate Director shall be an officer of the Company and shall alone be responsible to the Company for his own acts and defaults and he shall not be deemed to be the agent of or for the Director appointing him. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)

Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his hand and delivered to the Secretary or lodged at the registered office of the Company.

15.7

The Directors shall have the power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these regulations.

15.8	The office of a Director shall be vacated if the Director:-

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(a)	is adjudged bankrupt in the State or in any part of the world or make any arrangement or composition with his creditors generally;

(b)	becomes the subject of a Restriction Order made pursuant to Section 150, Companies Act 1990;

(c)	becomes the subject of a Disqualification Order made pursuant to Section 160 Companies Act 1990;

(d)	in the opinion of all his co-Directors becomes incapable by reason of mental disorder of discharging his duties as Director;

(e)	resign such office by notice in writing to the Company;

(f)	is removed from the office by a resolution duly passed pursuant to Section 182 of the Act or under the provisions of the next succeeding Article hereof;

(g)	is convicted of any indictable offence (other than an offence under the Road Traffic Acts).

15.9

In addition to and without prejudice to the provisions of the Act, the Company may by ordinary resolution remove any Director before the expiration of his period of office notwithstanding anything in these regulations or in any agreement between the Company and such Director. Any such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company. The Company may by ordinary resolution, appoint another person in place of any Director so removed from office or appoint any person to be a Director to fill a casual vacancy or as an additional Director.

15.10

Any Director who serves on any committee or who devotes special attention to the business of the Company or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, percentage of profits or otherwise as the Directors may determine.

15.11

Any such resolution in writing as is referred to in Regulation 109 of Table A Part I may consist of several documents in the like form each signed by one or more of the Directors for the time being entitled to receive notice of meetings of the Directors.

16.	BORROWING POWERS

The Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as security

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for any debt, liability or obligation of the Company or of any third party. Debentures, debenture stock and other securities may be made assignable free from any equities between the Company and any person to whom the same may be issued. Any debentures or debenture stock may be issued at a discount, premium or otherwise and with any special rights as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors or otherwise.

17.	NOTICES

17.1

A member who has no registered address in the State or in the United Kingdom of Great Britain and Northern Ireland and has not supplied to the Company an address within the State or the United Kingdom of Great Britain and Northern Ireland for the giving of notices to him shall not be entitled to receive any notices from the Company but shall be bound by every notice or document served by the Company on every member who has supplied such an address. Regulation 136 of Table A Part I shall be modified accordingly.

17.2	In Regulation 135 of Table A Part I the words “(if any) in the State or the United Kingdom of Great Britain and Northern Ireland” shall be inserted after the words “at the address”.

17.3

Every person who, by operation of law, transfer, or other means shall become entitled to any share shall be bound by every notice or other document which, previous to his name and address being entered on the register in respect of such share, shall have been given to the person in whose name the share shall have been previously registered.

17.4

Any notice or document sent by post to the registered address of any member in pursuance of these presents shall, notwithstanding that such member be then deceased and whether or not the Company have notice of his decease, be deemed to have been duly served in respect of any shares held by such member (whether solely or jointly with any other person or persons) until some other person or persons be registered in his stead as the holder or joint holders thereof, and such services shall for all purposes of these presents be deemed a sufficient service of such notice or document on his or her executors or administrators, and all persons (if any) jointly interested with him or her in any such share.

17.5	The signature to any notice to be given by the Company may be written or printed.

18.	INDEMNITY

18.1

Subject to the Companies Acts, every Director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto.

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18.2

Subject to the provisions of the Companies Acts the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, officers, employees or auditors of the Company or of any subsidiary undertaking of the Company, or who are or were at any time trustees of any pension or retirement benefit scheme for the benefit of any employees or ex employees of the Company or of any subsidiary undertaking, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in connection with their duties, powers or offices.

19.	SECRECY

No member shall be entitled to require discovery of or any information respecting any detail of the trading of the Company or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company, and which, in the opinion of the Directors, it would be inexpedient in the interests of the members of the Company to communicate to the public.